PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(3)

TO PROSPECTUS DATED JANUARY 26, 1999

REGISTRATION NO. 333-44563

SICOR INC.

(FORMERLY GENSIA SICOR INC.)

11,618,227 SHARES OF COMMON STOCK

(PAR VALUE $.01 PER SHARE)

This Prospectus Supplement relates to the public offering, which is not being underwritten, of 2,454,512 shares of Common Stock, par value $.01 (“Common Stock”), of SICOR, Inc. (“SICOR” or the “Company”), held by persons named in the Prospectus (the “Additional Selling Stockholders” and, together with the HCCP Selling Stockholder, the “Selling Stockholders”) and up to an additional 1,227,256 shares of Common Stock issuable upon the exercise of Warrants (the “Additional Warrants” and, together with the HCCP  Warrants, the “Warrants”) to purchase Common Stock held by the Additional Selling Stockholders (such 3,681,768 shares of Common Stock being collectively referred to herein as the “Additional Shares” and, together with the HCCP Shares, as the “Shares”). The Additional Shares have been or may be issued by the Company in connection with a private placement (the “December Private Placement” and, together with the HCCP Private Placement, the “Private Placements”) of 2,454,512 Units to accredited investors in December 1997. Each Unit consisted of one share of Common Stock and an Additional Warrant for the purchase of one-half share of Common Stock, at an exercise price of $7.34 per share (subject to adjustment).

In addition the Prospectus relates to shares (the “HCCP Shares”) of Common Stock of SICOR which may be offered for sale from time to time for the account of Health Care Capital Partners, L.P. and its affiliate Health Care Executive Partners, L.P (collectively “HCCP” or the “HCCP Selling Stockholder”).  The Shares are issuable by the Company to the HCCP Selling Stockholder upon conversion of $20,000,000 in principal amount of 2.675% Subordinated Convertible Notes due May 1, 2004 (the “Notes”) and upon exercise of warrants for the purchase of an aggregate of 2,645,503 shares of Common Stock at an exercise price of $4.347 per share, subject to adjustment (the “HCCP Warrants,” and together with the Notes, the “Purchased Securities”).  As of the date of the Prospectus the principal amount of the Notes were convertible into 5,291,005 shares of Common Stock.  Fifty percent of the HCCP Warrants are conditional warrants that could be exercised for three years from the date of issue and would be canceled if the Company’s Common Stock price exceeded certain levels during the three-year period ending May 19, 2000.  The Purchased Securities were issued by the Company to the HCCP Selling Stockholder in a private placement (the “HCCP Private Placement”) on May 19, 1997. The Company is obligated to use its best efforts to keep the registration statement, of which the Prospectus is a part, effective until December 31, 2005 or such earlier date as the Shares have been sold or may be sold under Rule 144(k) of the Securities Act of 1933, as amended.

THIS PROSPECTUS SUPPLEMENT COVERS ONLY DISPOSITIONS OF THE SHARES, INCLUDING SHARES

 ISSUABLE UPON CONVERSION OF THE NOTES AND UPON EXERCISE OF THE WARRANTS,

     NOT THE ISSUANCE OR TRANSFER OF THE NOTES OR THE WARRANTS THEMSELVES.

     NEITHER THE NOTES NOR THE WARRANTS WILL BE LISTED ON ANY SECURITIES

     EXCHANGE OR QUOTED IN ANY OVER-THE-COUNTER MARKET.

The Company’s common stock is traded on the Nasdaq National Market under the symbol “SCRI.”

All expenses of the registration of the Common Stock covered by the Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay any Selling Stockholder’s underwriting discounts or selling commissions.

The Company will not receive any proceeds from the sale of the Shares.  The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be determined to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See “Selling Stockholders” and “Plan of Distribution.”

This Prospectus Supplement should be read in conjunction with the

Prospectus dated January 26, 1999, which is to be delivered with this

Prospectus Supplement. All capitalized terms used but not defined in this

Prospectus Supplement shall have the meanings given them in the Prospectus.

The information in the second table appearing under the heading “Selling

Stockholders” in the Prospectus is superseded in part by the information appearing in the table below:

			Other Shares of	% of Common
		Shares	Common Stock	Stock to be
	Shares of	Potentially	Owned(1) Prior	Held After Sale
	Common Stock	Issuable Upon	to and to be	Assuming Full
	Held as a Result	Exercise of	Owned Subsequent	Issuance and
	of the Private	the Additional	to the Comple-	Exercise of the
Additional Selling Stockholders	Placement	Warrants	tion of Offering	Additional Warrants

Ryan Beck & Co. Inc.	0	177,152	0	*

(1)  Includes shares of common stock owned by the Additional Selling Stockholders which are not covered by this Prospectus.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” COMMENCING ON PAGE 7 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 3, 2003.